Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Doug Cooper (212) 615-7103

MILLER INDUSTRIES REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS

CHATTANOOGA, Tenn., March 9, 2022/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2021.

For the fourth quarter of 2021, net sales were $201.7 million, an increase of 13.1%, compared to $178.3 million for the fourth quarter of 2020. Net income in the fourth quarter of 2021 was $2.7 million, or $0.24 per share, a decrease of 77.4%, compared to net income of $12.0 million, or $1.05 per share, in the prior year period.

Gross profit for the fourth quarter of 2021 was $15.6 million, or 7.7% of net sales, compared to $24.3 million, or 13.6% of net sales, for the fourth quarter of 2020. Selling, general and administrative expenses were $11.2 million, or 5.5% of net sales, compared to $9.4 million, or 5.3% of net sales, in the prior year period.

For the year ended December 31, 2021, net sales were $717.5 million, an increase of 10.2% compared to $651.3 million in the prior year period. The Company reported net income of $16.3 million, or $1.42 per share for the full year of 2021, a decrease of 45.5% compared to net income of $29.8 million, or $2.62 per share for the full year of 2020.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable March 28, 2022, to shareholders of record at the close of business on March 21, 2022, the forty-fifth consecutive quarter that the Company has paid a dividend.

William G. Miller, II, Chief Executive Officer of the Company said, “We continued to experience supply chain challenges and inflation pressures during the fourth quarter. While it remains difficult to secure certain parts for our products that would allow us to complete finished goods, we are pleased with the steps we have taken to improve the underlying business. We expect that our inventory build-up and strong backlog levels will allow us to capitalize on the demand in our end-markets as supply chain challenges ease. While we are unsure of the timing of a resolution to the supply chain constraints, we believe we have taken the necessary operational actions and pricing initiatives to offset inflationary pressures as we remain committed to providing excellent service to our customers, distributors, and stakeholders.”

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MILLER INDUSTRIES REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS	PAGE 2

Mr. Miller, II continued, “Demand remains at all-time highs. Given the favorable macro dynamics and strong backlog levels, we remain confident about our long-term business prospects. We also saw continued improvement in our international operations as European pandemic restrictions eased. The extended nature of supply chain and inflationary challenges has proved difficult for not only Miller, but for nearly every manufacturing company around the globe. That said, we remain focused on our strategy of delivering our backlog and improving our operational efficiency to hit the ground running as these pressures subside. Supply chain constraints and inflationary pressures had eased slightly as we moved into 2022, however the impact of the current military conflict between Russia and Ukraine has added an additional negative impact on our raw material availability and pricing. We will continue to focus on opportunities in front of us to generate long-term shareholder value.”

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, March 10, 2022, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://www.webcaster4.com/Webcast/Page/1034/44760

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through March 17, 2022. The replay number is 1-844-512-2921, Passcode 4838549.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the overall impact of the ongoing COVID-19 pandemic on the Company’s revenues, results of operations and financial condition; the duration and severity of the COVID-19 pandemic, including actions that may be taken by government authorities, such as vaccine mandates, and others to address or otherwise mitigate the impact of the COVID-19 pandemic; economic and market conditions, including the negative impacts of the COVID-19 pandemic on global economies and the Company’s customers, suppliers and employees; our dependence upon outside suppliers for purchased component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products; changes in price and availability (including as a result of increased demand due to improving market conditions, the impact of the COVID-19 pandemic and supply chain difficulties) of component parts, chassis and raw materials, including aluminum, steel, petroleum-related products; delays in receiving supplies of such parts, chassis or materials, including as a result of the impact of the COVID-19 pandemic; increased employee turnover rates and problems hiring or retaining skilled labor to manufacture our products; our customers’ access to capital and credit to fund purchases; operational challenges caused by increased sales volumes in recent years, prior to the COVID-19 pandemic; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation; the cyclical nature of our industry and changes in consumer confidence; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended			Year Ended
	December 31			December 31
			%			%
	2021	2020	Change	2021	2020	Change
NET SALES	$201,691	$178,337	13.1%	$717,476	$651,286	10.2%

COSTS OF OPERATIONS	186,092	154,087	20.8%	647,624	572,928	13.0%

GROSS PROFIT	15,599	24,250	(35.7)%	69,852	78,358	(10.9)%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	11,180	9,442	18.4%	46,233	39,714	16.4%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	454	197	130.5%	1,355	1,215	11.5%

Other (Income) Expense, Net	64	(275)	(123.3)%	498	(668)	(174.6)%

Total Expense, Net	11,698	9,364	24.9%	48,086	40,261	19.4%

INCOME BEFORE INCOME TAXES	3,901	14,886	(73.8)%	21,766	38,097	(42.9)%

INCOME TAX PROVISION	1,186	2,866	(58.6)%	5,511	8,267	(33.3)%

NET INCOME	$2,715	$12,020	(77.4)%	$16,255	$29,830	(45.5)%

BASIC INCOME PER COMMON SHARE	$0.24	$1.05	(77.4)%	$1.42	$2.62	(45.8)%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.72	$0.72	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,411	11,405	0.1%	11,411	11,405	0.1%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$54,332	$57,521
Accounts receivable, net of allowance for credit losses of $1,155 and $1,295 at December 31, 2021 and December 31, 2020, respectively	153,977	141,642
Inventories, net	114,908	83,939
Prepaid expenses	5,751	3,167
Total current assets	328,968	286,269
NONCURRENT ASSETS:
Property, plant and equipment, net	96,496	98,620
Right-of-use assets - operating leases	1,231	1,468
Goodwill	11,619	11,619
Other assets	533	434
TOTAL ASSETS	$438,847	$398,410

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$119,029	$85,534
Accrued liabilities	24,866	24,773
Current portion of operating lease obligation	361	354
Current portion of finance lease obligation	15	21
Total current liabilities	144,271	110,682
NONCURRENT LIABILITIES:
Noncurrent portion of operating lease obligation	870	1,116
Noncurrent portion of finance lease obligation	—	15
Deferred income tax liabilities	5,170	4,144
Total liabilities	150,311	115,957

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,410,728 and 11,405,468, outstanding at December 31, 2021 and December 31, 2020, respectively	114	114
Additional paid-in capital	151,449	151,249
Accumulated surplus	141,918	133,879
Accumulated other comprehensive loss	(4,945)	(2,789)
Total shareholders' equity	288,536	282,453
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$438,847	$398,410